Exhibit 99.1

PATHEON REPORTS FISCAL 2013 THIRD QUARTER RESULTS

Top-line growth at 30.4 percent; Banner integration complementing business lines

TORONTO (September 5, 2013) – Patheon Inc. (TSX: PTI), a leading provider of contract development and commercial manufacturing services to the global pharmaceutical industry, with recently acquired proprietary products, announced today fiscal 2013 third quarter results.

Third Quarter Fiscal 2013 Financial Highlights

•

Revenues in the quarter increased to $265.7 million from $203.7 million in the same period last year, an increase of $62.0 million or 30.4 percent. Revenue resulting from the Banner acquisition was $66.4 million in the quarter.

•	Gross profit in the quarter improved to $71.1 million from $55.5 million in the same period last year, an increase of $15.6 million or 28.1 percent.

•	Adjusted EBITDA increased in the quarter to $41.0 million from $36.4 million in the same period last year, an increase of $4.6 million.

•

Income from continuing operations in the quarter was $4.3 million compared to income from continuing operations of $15.5 million in the same period last year. This decrease was due to higher repositioning and interest expenses, as well as higher selling, general and administrative expenses, research and development expenses and other charges associated with the Banner acquisition, partially offset by higher gross profit.

“This was another successful quarter for Patheon, and we are pleased with the ongoing performance of our business. The integration of Banner is complete, and our transformation initiatives continue to yield results as we implement operational excellence activities across our global network,” stated Jim Mullen, Chief Executive Officer. “Overall, revenue flow across quarters has been more balanced this year, and we are encouraged by this continuing trend. We continue to drive additional margin from the business with our year-to-date Adjusted EBITDA margin of 13 percent compared to 9.5 percent in the prior period. We believe that Patheon remains on track to achieve anticipated revenues in excess of $1 billion this fiscal year.”

Fiscal 2013 Third Quarter and Nine Month Period Ended July 31, 2013, Operating Results from Continuing Operations

Revenues for the third quarter increased $62.0 million, or 30.4 percent, to $265.7 million, from $203.7 million in the same period last year driven by $66.4 million of additional revenues resulting from the Banner acquisition. Commercial manufacturing (CMO) revenues for the third quarter increased $59.5 million, or 35.4 percent, to $227.8 million, from $168.3 million in the same period last year, primarily due to the additional revenues resulting from the Banner acquisition. Pharmaceutical Development Services (PDS) revenues for the third quarter increased $2.5 million, or 7.1 percent, to $37.9 million, from $35.4 million in the same period last year.

Revenues for the nine month period ended July 31, 2013 increased $194.0 million, or 36.0 percent, to $733.1 million, from $539.1 million in the same period last year, driven by growth in existing business and $144.2 million of additional revenues resulting from the Banner acquisition.

CMO revenues for the nine month period ended July 31, 2013 increased $189.3 million, or 43.2 percent, to $627.4 million, from $438.1 million in the same period last year, primarily due to additional revenues resulting from the Banner acquisition. PDS revenues for the nine month period ended July 31, 2013 increased $4.7 million, or 4.7 percent, to $105.7 million, from $101.0 million in the same period last year.

Gross profit for the third quarter improved by $15.6 million to $71.1 million, from $55.5 million in the same period last year, primarily due to an increase in volumes from the Banner acquisition. Patheon standalone margins improved primarily as a result of favorable foreign exchange rates.

Gross profit for the nine month period ended July 31, 2013 increased $66.6 million to $170.5 million, from $103.9 million for the same period last year. The increase in gross profit margin was driven by higher volumes and savings from operational excellence initiatives, partially offset by $5.0 million in increased costs of goods sold related to the fair value mark-up of Banner’s inventory from the acquisition, $5.0 million in higher inventory write-offs and $3.1 million in product returns from a packaging site attributed to Banner operations.

Income from continuing operations for the third quarter was $4.3 million, or 3.1¢ per share for basic and 3.0¢ per share for diluted, compared to income from continuing operations of $15.5 million, or 12.0¢ per share, both basic and diluted, in the same period last year.

Loss from continuing operations for the nine month period ended July 31, 2013 was $46.9 million, or (33.7)¢ per share, both basic and diluted, compared to a loss from continuing operations of $83.3 million, or (64.3)¢ per share, both basic and diluted, in the same period last year.

Adjusted EBITDA increased in the quarter to $41.0 million from $36.4 million in the same period last year, an increase of $4.6 million. Higher volumes and the results of operational excellence programs contributed to the increase. The Adjusted EBITDA margin for the third quarter was 15.4 percent compared to 17.9 percent in the same period last year.

2013 Outlook

The company anticipates revenues for the combined enterprise to be in excess of $1 billion for fiscal 2013.

Conference Call

Patheon will host a conference call and webcast on Thursday, September 5, 2013, at 10 a.m. Eastern Daylight Time. Interested parties are invited to access the conference call, via telephone, in listen-only mode, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to 15 minutes in advance to avoid delays. The webcast and slides will be available for viewing during the call by accessing Patheon’s website at http://ir.patheon.com/events.cfm.

A telephone replay of the conference call will be available between Thursday, September 5, 2013 and Thursday, September 12, 2013, by dialing 1-855-859-2056 (toll-free) or 1-403-451-9481, and by entering identification number 29239924, followed by the number key. The webcast and slides will be archived at http://ir.patheon.com/events.cfm.

About Patheon

Patheon Inc. (TSX: PTI) is a leading provider of contract development and commercial manufacturing services to the global pharmaceutical industry for a full array of solid and sterile dosage forms. Through the company’s recent acquisition of Banner Pharmacaps – a market leader in soft gelatin capsule technology – Patheon now also includes a proprietary products and technology business.

Patheon provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. The company’s integrated network consists of 17 locations, including 13 commercial contract manufacturing facilities and 8 development centers across North America and Europe. Patheon enables customer products to be launched with confidence anywhere in the world. For more information, visit www.patheon.com.

Use of Non-GAAP Financial Measures

Commencing in fiscal 2013, we revised our calculation of Adjusted EBITDA to exclude stock-based compensation expense, consulting costs related to our operational initiatives, purchase accounting adjustments, and acquisition-related litigation expenses. We believe that excluding these items from Adjusted EBITDA better reflects our underlying performance. Based on the revisions to the definition of Adjusted EBITDA, we have recast the presentation of Adjusted EBITDA for the three and nine months periods ended July 31, 2012 to be consistent with the current period presentation. Our Adjusted EBITDA is now income (loss) from continuing operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition and integration costs (including certain product returns and inventory write-offs recorded in gross profit), gains and losses on sale of capital assets, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, consulting costs related to our operational initiatives, purchase accounting adjustments, acquisition-related litigation expenses and other income and expenses. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenues. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance. Adjusted EBITDA is used by management as an internal measure of profitability. We have included Adjusted EBITDA because we believe that this measure is used by certain investors to assess our financial performance before non-cash charges and certain costs that we do not believe are reflective of our underlying business. A reconciliation of Adjusted EBITDA to the closest U.S. GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Our current material assumptions include assumptions related to our operational excellence initiatives and transformation activities, customer volumes, regulatory compliance, foreign exchange rates, employee severance costs associated with termination, and projected integration savings related to the Banner acquisition. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings, including our ability to achieve our intended objectives with respect to such transactions and integrate businesses that we may acquire; implementation of our operational excellence initiatives and transformation activities; our ability to effectively transfer business between facilities; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the fact that we have a majority shareholder that can exercise significant influence over our company; supply arrangements; pension plans; derivative financial instruments; and our dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and our subsequent filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Patheon Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of July 31, 2013	As of October 31, 2012
(in millions of U.S. dollars)	$	$
Assets
Current
Cash and cash equivalents	40.9	39.4
Accounts receivable	181.7	161.7
Inventories	144.3	82.3
Income taxes receivable	21.0	0.4
Prepaid expenses and other	21.7	11.9
Deferred tax assets - short-term	6.6	4.3

Total current assets	416.2	300.0

Capital assets	492.2	416.4
Intangible assets	70.6	—
Deferred financing costs	21.0	4.9
Goodwill	45.3	3.5
Investments	8.5	6.3
Other long-term assets	17.3	11.8

Total assets	1,071.1	742.9

Liabilities and shareholders’ equity
Current
Short-term borrowings	5.2	2.4
Accounts payable and accrued liabilities	205.7	186.2
Income taxes payable	2.2	5.7
Deferred revenues - short-term	14.8	13.9
Deferred tax liabilities - short-term	0.3	—
Current portion of long-term debt	6.8	—

Total current liabilities	235.0	208.2

Long-term debt	598.4	310.7
Deferred revenues	21.8	28.9
Deferred tax liabilities	57.4	23.0
Other long-term liabilities	44.6	47.8

Total liabilities	957.2	618.6

Shareholders’ equity
Restricted voting shares	610.5	572.5
Contributed surplus	15.9	16.5
Accumulated deficit	(525.5)	(478.6)
Accumulated other comprehensive income	13.0	13.9

Total shareholders’ equity	113.9	124.3

Total liabilities and shareholders’ equity	1,071.1	742.9

Patheon Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2013	2012	2013	2012
(in millions of U.S. dollars, except per share information)	$	$	$	$
Revenues	265.7	203.7	733.1	539.1
Cost of goods sold	194.6	148.2	562.6	435.2

Gross profit	71.1	55.5	170.5	103.9
Selling, general and administrative expenses	44.8	29.9	121.6	99.0
Research and development	2.8	—	7.4	—
Repositioning expenses	4.5	0.1	11.0	6.9
Acquisition and integration costs	1.2	—	9.3	—
Impairment charge	1.2	—	11.3	57.9
Gain on sale of capital assets	—	—	(1.6)	—

Operating income (loss)	16.6	25.5	11.5	(59.9)
Interest expense, net	12.6	6.8	35.0	19.8
Foreign exchange loss, net	—	0.4	1.5	0.6
Refinancing expenses	—	—	29.2	—
Other income, net	(1.2)	(0.5)	(1.8)	(0.6)

Income (loss) from continuing operations before income taxes	5.2	18.8	(52.4)	(79.7)
Provision for (benefit from) income taxes	0.9	3.3	(5.5)	3.6

Income (loss) from continuing operations	4.3	15.5	(46.9)	(83.3)
Loss from discontinued operations	—	—	—	(0.2)

Net income (loss) attributable to restricted voting shareholders	4.3	15.5	(46.9)	(83.5)

Basic income (loss) per share
From continuing operations	$0.031	$0.120	($0.337)	($0.643)
From discontinued operations	—	—	—	($0.002)

Net income (loss) per share, basic	$0.031	$0.120	($0.337)	($0.645)

Diluted income (loss) per share
From continuing operations	$0.030	$0.120	($0.337)	($0.643)
From discontinued operations	—	—	—	($0.002)

Net income (loss) per share, diluted	$0.030	$0.120	($0.337)	($0.645)

Weighted-average number of shares outstanding (in thousands)
Basic	140,640	129,639	139,232	129,639

Diluted	145,694	129,692	139,232	129,639

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended July 31,
	2013	2012
(in millions of U.S. dollars)	$	$
Operating activities
Loss from continuing operations	(46.9)	(83.3)
Adjustments to reconcile loss from continuing operations to cash (used in) provided by operating activities
Depreciation and amortization	35.6	30.8
Impairment charge	11.3	57.9
Foreign exchange loss on debt	0.4	—
Other non-cash interest	8.2	0.9
Change in other long-term assets and liabilities	(10.7)	(1.7)
Deferred income taxes	0.9	(0.3)
Amortization of deferred revenues	(13.5)	(7.6)
Gain on sale of capital assets	(1.6)	—
Stock-based compensation expense	2.4	2.5
Other	(1.7)	(0.8)

	(15.6)	(1.6)
Net change in non-cash working capital balances related to continuing operations	(22.3)	(9.9)
Increase in deferred revenues	12.3	18.7

Cash (used in) provided by operating activities of continuing operations	(25.6)	7.2
Cash used in operating activities of discontinued operations	(0.1)	(0.4)

Cash (used in) provided by operating activities	(25.7)	6.8

Investing activities
Additions to capital assets	(34.2)	(32.9)
Proceeds on sale of capital assets	6.6	0.1
Acquisitions, net of cash acquired	(256.1)	—

Cash used in investing activities of continuing operations	(283.7)	(32.8)
Cash provided by investing activities of discontinued operations	—	0.1

Cash used in investing activities	(283.7)	(32.7)

Financing activities
Decrease in short-term borrowings	—	(1.3)
Proceeds from long-term borrowings	633.8	35.5
Increase in deferred financing costs	(22.7)	—
Repayment of debt, net of penalty payment	(337.8)	(3.9)
Share issuance costs	(0.8)	—
Proceeds on issuance of restricted voting shares	35.8	—

Cash provided by financing activities	308.3	30.3

Effect of exchange rate changes on cash and cash equivalents	2.6	(2.4)

Net increase in cash and cash equivalents during the period	1.5	2.0
Cash and cash equivalents, beginning of period	39.4	33.4

Cash and cash equivalents, end of period	40.9	35.4

ADJUSTED EBITDA BRIDGE

(unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2013	2012	2013	2012
	$	$	$	$
Total Adjusted EBITDA	41.0	36.4	95.2	51.0
Depreciation and amortization	(12.4)	(9.3)	(35.6)	(30.8)
Repositioning expenses	(4.5)	(0.1)	(11.0)	(6.9)
Acquisition and integration costs	(1.2)	—	(15.4)	—
Interest expense, net	(12.6)	(6.8)	(35.0)	(19.8)
Impairment charge	(1.2)	—	(11.3)	(57.9)
Gain on sale of capital assets	—	—	1.6	—
(Provision for) benefit from income taxes	(0.9)	(3.3)	5.5	(3.6)
Refinancing expenses	—	—	(29.2)	—
Operational initiatives related consulting costs	(0.4)	(1.0)	(2.3)	(13.3)
Acquisition-related litigation expenses	(4.0)	—	(4.0)	—
Stock-based compensation expense	(0.7)	(0.7)	(2.4)	(2.5)
Purchase accounting adjustments	—	—	(5.0)	—
Other	1.2	0.3	2.0	0.5
Income (loss) from continuing operations	4.3	15.5	(46.9)	(83.3)

###

SOURCE: Patheon Inc.

Contact:

Patheon Inc.

Tel: (919) 226-3200

Email: investorrelations@patheon.com